Exhibit 10.8

Facility Lease Agreement

Party A: Huzhou South Taihu Lake Industrial Cluster Changxing Branch Administrative Committee (hereinafter referred to as “Party A”)

Party B: CENNTRO Automotive Group Limited (hereinafter referred to as “Party B”)

In accordance with the Contract Law of the People’s Republic of China and relevant regulations, in order to specify the rights and obligations of the lessor and the lessee (hereinafter referred to as “Party A” and “Party B”), Party A and Party have fully negotiated and agreed with each other, and entered into this Lease Agreement as follows:

Article 1 Subject of the Lease

Party A will lease part of the facility of Changxing Dadi New Type Material Co., Ltd., located at Laohudong Village, Lijiaxiang Town, Changxing County with an area of about 15,400 m2 (including the yellow color steel structure with an area of 1,000 m2) to Party B for the settlement and production of enterprise introduced by Party B.

Article 2 Lease Term

The lease term is three years, beginning from April 1, 2021 to March 31, 2024. Upon the expiry of the lease term, if Party B wishes to renew the lease, Party B shall have the right of first refusal under equal conditions.

Article 3 Rental and Payment Term

1.          Rental: The rental is calculated at the rate of RMB 17/m2/month, and the annual rental is RMB 3,141,600 (the capital form of a Chinese numeral: RMB Three Million One Hundred and Forty-one Thousand and Six Hundred), which shall be payable annually in advance. Party B shall pay a deposit of RMB 500,000 within 3 working days after the date hereof (which shall be refunded at the end of the lease term without interest). The rental of the first year shall be paid up in a lump sum by February 28, 2021. The rental for the second year and third year shall be paid semiannually in advance.

2.          Utilities expense: The utilities expense incurred during the lease term shall be paid by Party B, which is irrelevant to Party A.

Article 4 Delivery of Facility

Considering the actual production needs of Party B, through negotiations of both parties, Party A agrees to deliver the facility and complete the following renovations by February 28, 2021:

1.
The interior walls of the first floor and the second floor shall be painted white and the first floor and the second floor shall be supplied with water and electricity;
2.
A ceiling shall be added at the corridor of the two buildings and a 5-ton bridge crane shall be installed (the ceiling shall be completed and delivered to Party B by March 31, 2021; if it is not completed on schedule, the yellow color steel structure shall be delivered for use);
3.
Road surface hardening of the 200-meter test track shall be completed;
4.
Decoration of the toilets of first floor and the second floor shall be completed;
5.
Parking lot terrace and backfilling project shall be completed;
6.
The integrity of existing fire-fighting facilities and equipment shall be maintained;
7.
Party A shall guarantee Party B’s matters related to production, life etc. will be legitimate and normal.

Article 5: Relocation Allowance

In order to expediate the commercialization of the project, through negotiations, Party A shall grant a one-time allowance of RMB 300,000 for Party B’s equipment relocation within 10 working days after the arrival and debugging of Party B’s production equipment.

Article 6: Mutual Agreement

In order to meet the needs of production by Party B, if Party B needs to renovate the facility during the lease term, Party B shall notify Party A in advance and is entitled to start the renovation upon the approval by Party A. Party B shall restore the facility at the end of the lease term, unless otherwise agreed by both parties.

Article 7: Termination

Both parties are entitled to terminate this Agreement with consensus through the negotiation.

Party A is entitled to terminate this Agreement and take back the facility and request Party B to bear the liability for breach of the agreement if any enterprise introduced by Party B is under any of the following situations:

(1)          Sublease the leased premises without approval;

(2)          Construct buildings or alter the purpose of the facility without approval;

(3)          Engage in production and operations activities that damage social public interests or others’ legal rights and interests;

(4)          Use the leased premises to engage in illegal activities.

Article 8: Exclusion of Liability

If an impossibility of performance caused by force majeure results in the termination of this agreement and damages, both parties will assume no responsibilities to each other.

Article 9: Dispute Resolution

Any dispute arising out of the performance of this agreement shall be settled by both parties through negotiations. If the dispute cannot be settled through negotiation, both parties agree to submit to the People’s Court of Changxing County for litigation.

Article 10: Miscellaneous

1.          Safety Precautions. During the lease term, Party B shall supervise and urge the enterprises introduced by Party B to comply with relevant national safety laws and regulations, apply for permits and licenses of fire-fighting, public security, hygiene, environmental protection and other relevant permits and licenses with competent government authorities based on its business needs, fully implement various safety precautions, and timely handle any hidden dangers. In case of any fire control, public security, hygiene, environmental protection or other incidents of any enterprise introduced by Party B during the lease term causing damage to Party A or others’ body or property, Party B shall bear the full liability if Party B is to blame for such damages. (A separate fire safety agreement shall be executed by three parties)

2.          Issues not covered in this agreement shall be settled by both parties through negotiation. Any supplement agreed by both parties shall be in equal effect to this agreement.

This agreement is made in quadruplicate. Each party holds two copies. This agreement will be in effect after it is signed or sealed by both parties.

Party A: Huzhou South Taihu Lake Industrial Cluster Changxing Branch Administrative Committee (seal)
Authorized representative (signature): /s/ Authorized Representative

Party B: CENNTRO Automotive Group Limited (seal)
Authorized representative (signature): /s/ Authorized Representative

Place: Changxing County, Zhejiang Province
Date: